EXHIBIT 99.1

              BankFirst Corp Announces Stock Repurchase Plan

Knoxville, Tennessee -- (June 17, 1999) -- BankFirst Corporation (Nasdaq: BKFR; www.bankfirst.net) announced today that its Board of Directors has authorized the Company to acquire up to 100,000 shares of its Common Stock, representing up to approximately 0.9% of the total common shares outstanding.

The shares will be acquired from time to time in open market transactions, in block purchases or otherwise, and will be available for general corporate purposes. The timing, volume and price of purchases will be at the discretion of management and the BankFirst Corporation Board, and will also be contingent upon overall financial and market conditions.

"We believe that our stock is an excellent value at current price levels," said Fred R. Lawson, president and chief executive officer of BankFirst Corporation. "The repurchase is only one segment of our overall capital utilization plan. While repurchasing stock at a price we find very attractive, we are also working to leverage our capital through the expansion of our business franchise."

"The Board views the decision to implement a stock buy-back as part of our long term strategy," remarked BankFirst Corporation Chairman James L. Clayton. "We are committed to increasing value for BankFirst Corporation's shareholders. In our opinion, this is one of the best uses of the Company's capital at the present time."

BankFirst Corporation is a financial services holding company headquartered in Knoxville, Tennessee. Its affiliate banks, BankFirst and First National Bank and Trust Company, provide a full line of financial services through offices in six East Tennessee counties. Knoxville-based BankFirst has 24 offices and 41 ATMs in Knox, Blount, Loudon, Sevier, and Jefferson counties. The First National Bank and Trust Company, based in Athens, has six offices and six ATMs in McMinn County. The Company provides trust and brokerage services through BankFirst Trust Company, with mortgage services provided through Curtis Mortgage Company.

CONTACT:   BankFirst Corporation, Knoxville
           Media Inquiries:  Sharon O. Woods  (423) 595-1158

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